Exhibit 99

FOR IMMEDIATE RELEASE

EDIETS INVESTOR CONTACTS:	EDIETS PRESS CONTACT:
Robert T. Hamilton	Eric Goldman
CFO	Neale-May & Partners
954-360-9022 x115	212-213-5400 x202
rhamilton@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA	INVESTOR RELATIONS CONTACT:
Chief Strategist	Jody Burfening, Harriet Fried, Lippert/Heilshorn & Assoc., Inc.
954-360-9022 x140	212-838-3777
alison@eDiets.com	hfried@lhai.com

eDiets.com™ Reports Q1 Revenues of $11.1 Million

Objectives Reaffirmed; Outlook for 2004 Revised

DEERFIELD BEACH, FL, April 22, 2004 — eDiets.com, Inc. (Nasdaq: DIET), the leading online diet and healthy living destination for consumers seeking personalized nutrition advice, information, products and services, today announced results for the first quarter ended March 31, 2004. These results were in line with the revised guidance for the quarter provided by the Company on April 6, 2004.

The Company reported revenues of $11.1 million for the first quarter of fiscal 2004, representing 51% growth over revenues of $7.3 million for the first quarter of fiscal 2003. The net loss for the period was $3.0 million, or $0.16 per share, compared to a net loss of $2.0 million, or $0.13 per share, for the comparable prior year quarter.

eDiets.com CEO David Humble said, “We have a solid track record of developing solutions to short-term challenges, such as the current trend of rising online advertising rates and lower consumer response that restricted revenue growth in the first quarter. At eDiets.com we remain committed to solidifying our leadership position in the market for online dieting. That market opportunity continues to expand. We estimate that online dieting revenues in the U.S. will reach close to $200 million in 2004, more than double the level in 2002. Consumer and media interest in the category is growing. More companies are entering the space. This all suggests that online dieting is moving towards mainstream adoption and more rapid growth. To achieve our leadership goal, we continue to drive key long-term strategic objectives: to aggressively grow our paying member base, to expand our branded diet offerings, and to open new channels for acquiring members.”

Key financial and productivity metrics for eDiets.com are provided below.

Revenue and Subscribers

Revenues for the first quarter of fiscal 2004 totaled $11.1 million, an increase of 51% over revenues of $7.3 million in the comparable prior year period, reflecting growth in average subscribers, revenue per average subscriber per month and advertising sales.

eDiets.com sold 119,000 new subscriptions during the first quarter of fiscal 2004, an increase of 49% over sales of 80,000 new subscriptions in the comparable prior year period. Paying subscribers at March 31, 2004 totaled approximately 204,000 compared to paying subscribers of approximately 180,000 at March 31, 2003, an increase of 13%.

Balance Sheet Strength

As of March 31, 2004, eDiets.com’s cash and cash equivalents totaled $6.0 million, with debt of just $0.2 million and shareholders’ equity of $3.7 million. In mid-April, the Company completed a private placement of 1.6 million newly issued common shares, which provided net proceeds of $6.6 million to the Company. The Company expects to use these funds to secure and expand its business. Uses of proceeds may include making upfront investments in television and other offline media, investments in new and expanded licenses of third party diet, fitness and motivation programs and international expansion.

Results under GAAP

eDiets.com reported a net loss of $3.0 million, or $0.16 per share for the first quarter of fiscal 2004, compared to a net loss of $2.0 million, or $0.13 per share, for the first quarter of fiscal 2003.

Variable expenses, which consist primarily of online advertising expense, totaled $9.8 million, or 88% of revenues, in the quarter ended March 31, 2004 compared to $5.9 million, or 81% of revenues, in the comparable prior year quarter. Advertising expense totaled $8.4 million in the first quarter of fiscal 2004, an increase of 54% over advertising expense of $5.5 million in the comparable prior year period.

Acquisition cost per new customer, or CPA, which is advertising expense divided by new paying customers, increased 12% in the first quarter of fiscal 2004 compared to last year’s first quarter. After the Company canceled a series of advertising agreements that were not meeting its return criteria in late February, its CPA returned to the Company’s target of no more than 50% of anticipated membership cycle revenue, and has continued at that rate into April.

Fixed expenses, which include product development, sales and marketing overhead and general and administrative expense, totaled $4.0 million for the quarter ended March 31, 2004, compared to $2.7 million in the first quarter of fiscal 2003. The increase was in line with the Company’s expectations.

2004 Outlook

In 2004, the Company expects the online advertising market to continue to be subject to higher costs per click than in 2003, pre-emptions of ad impressions already under contract and spikes in sell-out rates, which lower the availability of “make good” advertising inventory. These trends could significantly impact its CPA. The Company is in the process of developing alternative channels of customer acquisition, including direct response television and retail locations.

As a result of the changing dynamics of the online advertising market and the difficulty of predicting the potential contribution of its new offline advertising initiatives, the Company is modifying its practice of providing specific guidance for the next quarter and the full year. Assuming the Company is able to invest a total of $35 million in online and offline advertising at its target acquisition cost, with revenue yields and retention rates remaining constant, it expects to generate revenue growth of 25-30% for the fiscal year compared to fiscal 2003. The Company continues to use an assumption that variable costs, net of advertising, will total 15% of revenues and, in light of its current level of investment in new marketing channels, is raising its assumption of fixed overhead from $14-$15 million to approximately $16 million. Under this set of assumptions, while the Company’s paying subscriber base will grow substantially, its average base of paying members will not be high enough to generate positive cash flow from operations for the full year. The Company will continue to apprise investors of these metrics as it proceeds through the year.

Conference Call Information

The company will also hold a conference call for investors at 11:00 a.m. ET today, which will be broadcast live via CCBN webcast at the company’s investor relations web site located at www.eDiets.com/investors, or, alternatively, at www.companyboardroom.com or www.streetevents.com.

To listen to the call, dial 1-706-634-7417. For those who cannot participate in the live call, a replay will be available from Thursday, April 22, at 2:00 p.m. ET through Thursday, April 29, 2004. To access the replay, dial 1-706-645-9291, and enter conference ID # 6823190.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.5 million consumers worldwide have become eDiets.com members since 1997. Nielsen//NetRatings has ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, and in March 2004 eDiets.com was named Forbes “Best of the Web” in its diet and nutrition category. In April 2004 PC Magazine awarded eDiets.com its “Editor’s Choice” award.

eDiets.com offers 17 personalized online programs including the Atkins Nutritional Approach™, the Zone® Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, Ultimate Weight Solution, Slim·Fast®, the Perricone Nutritional Face Lift™, the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including Type 2 Diabetes, Low Fat, and Cholesterol-Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including weekly updated meal plans and grocery shopping lists that are 100% customized based on food preferences and lifestyle; Online Anytime Meetings providing members with on-demand expert guidance and inspiration; over 100 topic-specific support boards and chat rooms for one-on-one motivation; content “channels” for the latest news and information on dieting and healthy living topics; an electronic storefront with a vast array of products to support a healthy lifestyle, and a variety of membership plan options. All of this is offered through eDiets.com’s highly personalized and intuitive Web site design.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ:DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com, www.eFitness.com and www.DietSmart.com, publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base over 13 million, and holds affiliations with www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany and www.eDiets.com.es in Spain.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
INCOME STATEMENT DATA:
Revenues:
Membership	$9,452	$6,063
Other revenue	1,624	1,268

Total revenues	$11,076	$7,331

Cost and expenses:
Cost of revenue	1,494	872
Product development	486	284
Sales and marketing *	10,167	6,798
General and administrative	1,689	1,097
Depreciation and amortization	236	332
Impairment of intangible assets	54	—

Loss from operations	(3,050)	(2,052)

Other income (expense)	11	(10)

Income tax benefit	26	59

Net loss	$(3,013)	$(2,003)

Loss per common share
Basic & Diluted	$(0.16)	$(0.13)

Weighted average common and common equivalent shares outstanding
Basic & Diluted	18,480	15,809

*	Including advertising of $8,411 and $5,515 for 2004 and 2003, respectively.

	Three Months Ended March 31,
	2004	2003
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(694)	$(101)
Investing	$(261)	$(203)
Financing	$689	$(514)

	March 31, 2004	December 31, 2003
BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)	$6,001	$6,265
Total assets	14,718	14,143
Deferred revenue	4,108	3,945
Long-term debt (including capital leases)	148	151
Stockholders’ equity	3,689	5,950